Exhibit 99.1

Barnes & Noble Education Reports Fourth Quarter and Fiscal Year 2019 Financial Results
Fiscal Year 2019 GAAP Net Loss of $24.4 Million Reflecting Non-Cash Impairments; Non-GAAP Adjusted EBITDA of $104.9 Million in Line with Expectations
New Retail and Wholesale Reporting Segments Streamline Go-To-Market Strategy and Focus Product Development Efforts

June 25, 2019, New York -Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today reported sales and earnings for the fourth quarter and fiscal year 2019, which ended on April 27, 2019.

Prior to the fourth quarter of fiscal 2019, the Company had three reportable segments: Barnes & Noble College ("BNC"), MBS Textbook Exchange ("MBS") and Digital Student Solutions ("DSS"). During the fourth quarter of fiscal year 2019, in an effort to streamline its retail go-to-market strategy, reinforce company branding, and more efficiently focus product development efforts, the Company realigned its business and sales organization into the following three reportable segments:

•	Retail Segment: combines the operations of the former BNC segment with MBS Direct virtual bookstore operations (from the former MBS segment).

•	Wholesale Segment: comprised of the MBS wholesale business (from the former MBS segment).

•	DSS Segment: remains unchanged and is comprised of the operations of Student Brands, LLC and bartleby®, the Company’s subscription-based digital study offering.

Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services.
Financial highlights for the fourth quarter 2019 and fiscal year 2019:

•
Consolidated fourth quarter sales of $334.4 million decreased 6.5%, as compared to the prior year period; fiscal year 2019 consolidated sales of $2,034.6 million decreased 7.7% as compared to the prior year.

•
Consolidated fourth quarter GAAP net loss of $(46.2) million, compared to net income of $17.1 million in the prior year period. The fourth quarter 2019 net loss includes a non-cash impairment loss of $(57.8) million and restructuring and other charges of $(4.7) million. Consolidated fiscal year 2019 GAAP net loss of $(24.4) million, compared to a net loss of $(252.6) million in the prior year. The fiscal year 2019 net loss includes a non-cash impairment loss of $(57.8) million and restructuring and other charges of $(7.2) million, compared to fiscal year 2018 net loss which included a non-cash impairment loss of $(313.1) million and restructuring and other charges of $(5.4) million.

•
Consolidated fourth quarter non-GAAP Adjusted EBITDA of $19.7 million, a decrease of $2.5 million, or 11.5%, as compared to the prior year period; fiscal year 2019 non-GAAP Adjusted EBITDA of $104.9 million, a decrease of $21.8 million, or 17.2%, as compared to the prior year.

•
Consolidated fourth quarter non-GAAP Adjusted Earnings of $0.5 million, compared to $17.2 million in the prior year period; fiscal year 2019 non-GAAP Adjusted Earnings of $25.4 million, compared to $56.9 million in the prior year.

Operational highlights for the fiscal year 2019:

•	Made substantial investments in technology, content and human capital to facilitate continued transformation of all businesses to digital platforms and offerings.

•
Demonstrated ability to leverage expansive store footprint to drive subscriptions of bartleby, the Company's digital study offering, which gained more than 50,000 subscribers following its first major in-store sales push during Spring Rush.

•	Expanded catalogue of step-by-step textbook solutions available on bartleby to more than one million solutions. The Company continues to aggressively and strategically expand its catalogue.

•	In addition to growing the catalogue of step-by-step textbook solutions, enhanced bartleby offering by developing and implementing Q&A feature to better help students achieve success.

•	Demonstrated strong acceptance of BNC FirstDay™ inclusive access program, with revenue from BNC FirstDay increasing by 92% year over year.

•
Signed agreements with publishers including Oxford University Press, Wiley, Macmillan Learning, SAGE and Norton, to make the publishers’ digital content available through inclusive access programs offered on BNED campuses nationwide.

•	Ongoing integration of BNC and MBS operations, including a unified and expanded sales team to help drive new business growth with a dynamic, new go-to-market strategy.

•
Strengthened the value of BNED's campus retail footprint with pilot testing of highly relevant and curated concept shops that drove improvements in sales trends and higher levels of customer engagement.

“We continue to rapidly implement necessary and profound change across BNED to ensure that we are serving the needs of the education market both today and in the future. Our fiscal year results were in line with our expectations, and we are beginning to establish positive momentum as we continue to pivot our platforms and offerings to digital delivery. In fiscal 2019 we made tremendous progress in positioning BNED for sustainable long-term success while still generating significant EBITDA and strong free cash flow,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “The value we can provide for our institutional partners and for individual students continues to grow as we strengthen offerings such as our inclusive access model, BNC FirstDay, and our digital study product, bartleby. Perhaps our greatest upside potential is with our direct-to-student business, where we are successfully leveraging our expansive store footprint and demonstrating our ability to grow and scale delivery of bartleby. We are now well positioned to unlock value for our shareholders as we scale our high-margin DSS business, win new college and university accounts and further strengthen our general merchandise business.”
Fourth Quarter and Fiscal Year Results for 2019
Results for the 13 and 52 weeks of fiscal 2019 and fiscal 2018 are as follows:

$ in millions	13 and 52 Weeks Selected Data (unaudited)
	13 Weeks Q4 2019	13 Weeks Q4 2018	52 Weeks 2019	52 Weeks 2018
Total Sales	$334.4	$357.7	$2,034.6	$2,203.6
Net (Loss) Income(1)	$(46.2)	$17.1	$(24.4)	$(252.6)
Non-GAAP(2) Adjusted EBITDA	$19.7	$22.2	$104.9	$126.8
Adjusted Earnings	$0.5	$17.2	$25.4	$56.9

(1) The 52 weeks of fiscal year 2019 includes a pre-tax goodwill non-cash impairment charge of $49.3 million or $36.5 million after tax on a net tax basis, recorded in the fourth quarter, and a non-cash impairment charge of $8.5 million related to other long-lived assets. The 52 weeks of fiscal year 2018 includes a pre-tax goodwill non-cash impairment charge of $313.1 million or $302.9 million after tax on a net tax basis, recorded in the third quarter.
(2) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

All material intercompany accounts and transactions have been eliminated in consolidation. Prior periods presented reflect the segment presentation noted above. The consolidated financial statements for the 13 and 52 weeks ended April 27, 2019 include the financial results of Student Brands, LLC (in the DSS segment) for the entire period and the consolidated financial statements for the 13 and 52 weeks ended April 28, 2018 include the financial results of Student Brands, LLC from the acquisition date on August 3, 2017 (the second quarter of fiscal year 2018).

Retail Segment Results

Retail sales in the fourth quarter of $319.9 million decreased by $15.2 million, or 4.5%, as compared to the prior year period. Comparable store sales increased 0.9% for the quarter representing approximately $2.1 million in revenue. Consistent with prior years, the Spring Rush period extended into the fourth quarter due to later school openings and the continued pattern of students buying course materials later in the semester.

Retail sales for fiscal year 2019 of $1,889.0 million decreased by $135.6 million, or 6.7%, as compared to the prior year period, reflecting the declining comparable store sales and closed store sales, partially offset by new store openings. Comparable store sales in the Retail segment decreased 5.1% for fiscal year 2019, driven primarily by enrollment declines, especially at community colleges, and the overall decline in textbook average selling prices.

Retail non-GAAP Adjusted EBITDA for the quarter was $29.1 million, compared to $22.9 million in the prior year period. The increase in the quarter is primarily attributable to lower selling and administrative expenses and a higher margin rate, partially offset by lower sales. Retail non-GAAP Adjusted EBITDA was $89.1 million for fiscal year 2019, compared to $101.2 million in the prior year period. The decrease for the fiscal year 2019 was primarily attributable to lower sales, partially offset by lower selling and administrative expenses and a higher margin rate.

Wholesale Segment Results

Wholesale fourth quarter sales of $14.1 million decreased $5.8 million, or 29.3%, as compared to the prior year period. Wholesale sales for fiscal year 2019 of $223.4 million decreased $35.0 million, or 13.5%, as compared to the prior year period. Wholesale sales decreased primarily due to lower demand.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $(5.3) million, compared to $(2.9) million in the prior year period. Wholesale non-GAAP Adjusted EBITDA for fiscal year 2019 was $35.0 million, compared to $40.8 million in the prior year period. The decreases were primarily due to lower sales.

DSS Segment Results

DSS fourth quarter sales of $5.5 million decreased $0.2 million, or 3.7%, as compared to the prior year period. DSS fiscal year 2019 sales of $21.3 million increased $5.6 million, or 35.4%, as compared to the prior year period.

DSS non-GAAP Adjusted EBITDA was $0.5 million for the quarter, compared to $2.5 million in the prior year period. DSS non-GAAP Adjusted EBITDA was $6.2 million for fiscal year 2019, compared to $7.6 million in the prior year period. The decreases were primarily due to increased selling and administrative costs related to the development of the Company's bartleby digital product offering.

Other
During the fourth quarter of 2019, due to the change in its segment presentation and reporting units, the Company performed an interim goodwill impairment test and concluded that the carrying values of the Retail and Wholesale reporting units exceeded their respective fair values. As such, the Company recognized a goodwill impairment loss (non-cash) of $49.3 million (or $36.5 million after tax on a net tax basis), consisting of the carrying value of the goodwill allocated to each segment. Additionally, as a result of certain other operational changes, the Company recognized an $8.5 million impairment loss (non-cash) primarily related to certain other long-lived assets. The Company recognized a pre-tax goodwill non-cash impairment charge of $313.1 million, or $302.9 million after tax on a net tax basis, during the third quarter of fiscal year 2018.

The Company recognized $4.7 million and $7.2 million of restructuring and other charges during the fourth quarter and fiscal year 2019, respectively. During fiscal year 2018, the Company recognized $5.4 million of restructuring and other charges. Restructuring and other charges are primarily comprised of severance and transition payments related to senior management changes, employee termination costs and benefit costs.

Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $7.2 million for the quarter, compared to $5.3 million in the prior period. Selling and administrative expenses for Corporate Services for fiscal year 2019 were $24.9 million, compared to $22.2 million in the prior year period. The increases were primarily due to increased investments in digital products and delivery platforms.

Intercompany gross margin eliminations of $2.5 million for the quarter were reflected in Adjusted EBITDA, compared to $5.1 million in the prior year period. Intercompany gross margin eliminations of $(0.5) million for fiscal year 2019 were reflected in Adjusted EBITDA, compared to $(0.7) million in the prior year period.

Outlook
For fiscal year 2020, the Company expects consolidated Adjusted EBITDA to be between $90 million to $100 million. Due to the Company’s continued investments, capital expenditures are expected to increase from fiscal year 2019 by approximately $10 million, and are expected to be in a range of $50 million to $60 million. The Company expects free cash flow to be between $25 million to $40 million, as compared to $39.7 million in fiscal year 2019. The Company defines free cash flow as Adjusted EBITDA less capital expenditures, cash interest and cash taxes.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, June 25, 2019 and can be accessed at the BNED corporate website at www.bned.com.

Barnes & Noble Education expects to report fiscal 2020 first quarter results on or about August 27, 2019.

EXPLANATORY NOTE
Prior to the fourth quarter of fiscal year 2019, the Company had three reportable segments: BNC, MBS, and DSS. During the fourth quarter of fiscal year 2019, in an effort to streamline our retail go-to-market strategy, reinforce our company branding, and more efficiently focus our product development efforts, the Company realigned its business and sales organization into the following three reportable segments: Retail, Wholesale and DSS. The Retail Segment combines the operations of the former BNC segment with MBS Direct (from the former MBS segment), the Wholesale Segment is comprised of the MBS Wholesale business (from the former MBS segment), and the DSS Segment remains unchanged.
Additional information regarding the operations of each segment is as follows:

•
The Retail Segment operates 1,448 college, university, and K-12 school bookstores, comprised of 772 physical bookstores and 676 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.

•
The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,500 physical bookstores, including our Retail Segment's 772 physical bookstores. Our Wholesale business also sources and distributes new and used textbooks to our 676 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.

The consolidated financial statements for the 13 and 52 weeks ended April 27, 2019 include the financial results of Student Brands, LLC (in the DSS Segment) for the entire period and the consolidated financial statements for the 13 and 52 weeks ended April 28, 2018 include the financial results of Student Brands, LLC from the acquisition date on August 3, 2017 (the second quarter of fiscal year 2018).
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.
Prior periods presented reflect the segment presentation noted above.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Sales:
Product sales and other	$272,753	$286,703	$1,838,760	$1,984,472
Rental income	61,632	70,951	195,883	219,145
Total sales	334,385	357,654	2,034,643	2,203,617
Cost of sales:
Product and other cost of sales	185,663	194,334	1,395,339	1,522,687
Rental cost of sales	31,319	34,986	111,578	123,697
Total cost of sales	216,982	229,320	1,506,917	1,646,384
Gross profit	117,403	128,334	527,726	557,233
Selling and administrative expenses	98,472	106,121	423,880	433,746
Depreciation and amortization expense	16,532	16,858	65,865	65,586
Impairment loss (non-cash) (a)	57,748	—	57,748	313,130
Restructuring and other charges (a)	4,733	—	7,233	5,429
Transaction costs (a)	—	150	654	2,045
Operating (loss) income	(60,082)	5,205	(27,654)	(262,703)
Interest expense, net	1,876	2,478	9,780	10,306
(Loss) income before income taxes	(61,958)	2,727	(37,434)	(273,009)
Income tax benefit	(15,740)	(14,330)	(13,060)	(20,443)
Net (loss) income	$(46,218)	$17,057	$(24,374)	$(252,566)

(Loss) Earnings per common share:
Basic	$(0.97)	$0.36	$(0.52)	$(5.40)
Diluted	$(0.97)	$0.36	$(0.52)	$(5.40)
Weighted average common shares outstanding:
Basic	47,562	46,915	47,306	46,763
Diluted	47,562	47,487	47,306	46,763

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		52 weeks ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Percentage of sales:
Sales:
Product sales and other	81.6%	80.2%	90.4%	90.1%
Rental income	18.4%	19.8%	9.6%	9.9%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	68.1%	67.8%	75.9%	76.7%
Rental cost of sales (a)	50.8%	49.3%	57.0%	56.4%
Total cost of sales	64.9%	64.1%	74.1%	74.7%
Gross profit	35.1%	35.9%	25.9%	25.3%
Selling and administrative expenses	29.4%	29.7%	20.8%	19.7%
Depreciation and amortization	4.9%	4.7%	3.2%	3.0%
Impairment loss (non-cash)	17.3%	—%	2.8%	14.2%
Restructuring and other charges	1.4%	—%	0.4%	0.2%
Transaction costs	—%	—%	—%	0.1%
Operating (loss) income	(18.0)%	1.5%	(1.4)%	(11.9)%
Interest expense, net	0.6%	0.7%	0.5%	0.5%
(Loss) income before income taxes	(18.5)%	0.8%	(1.8)%	(12.4)%
Income tax benefit	(4.7)%	(4.0)%	(0.6)%	(0.9)%
Net (loss) income	(13.8)%	4.8%	(1.2)%	(11.5)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	April 27, 2019	April 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$14,013	$16,126
Receivables, net	98,246	100,060
Merchandise inventories, net	420,322	443,559
Textbook rental inventories	47,001	47,779
Prepaid expenses and other current assets	11,778	11,847
Total current assets	591,360	619,371
Property and equipment, net	109,777	111,287
Intangible assets, net	194,978	219,129
Goodwill	4,700	49,282
Deferred tax assets, net	2,425	—
Other noncurrent assets	42,940	40,142
Total assets	$946,180	$1,039,211
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$186,818	$187,909
Accrued liabilities	121,720	125,556
Short-term borrowings	100,000	100,000
Total current liabilities	408,538	413,465
Long-term deferred taxes, net	—	2,106
Other long-term liabilities	53,514	59,277
Long-term borrowings	33,500	96,400
Total liabilities	495,552	571,248
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 51,030 and 50,032 shares, respectively; outstanding, 47,563 and 46,917 shares, respectively	510	501
Additional paid-in-capital	726,331	717,323
Accumulated deficit	(244,577)	(220,203)
Treasury stock, at cost	(31,636)	(29,658)
Total stockholders' equity	450,628	467,963
Total liabilities and stockholders' equity	$946,180	$1,039,211

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales

The components of the sales variances for the 13 and 52 week periods are as follows:

Dollars in millions	13 weeks ended	52 weeks ended
	April 27, 2019	April 27, 2019
Retail Sales
New stores (a)	$5.9	$54.7
Closed stores (a)	(11.6)	(83.8)
Comparable stores (b)	2.1	(93.0)
Textbook rental deferral	(8.5)	0.2
Service revenue (c)	(3.1)	(5.6)
Other (d)	—	(8.1)
Retail Sales subtotal:	$(15.2)	$(135.6)
Wholesale Sales	$(5.8)	$(35.0)
DSS Sales (e)	$(0.2)	$5.6
Eliminations (f)	$(2.1)	$(4.0)
Total sales variance	$(23.3)	$(169.0)

(a)	The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				52 weeks ended
	April 27, 2019		April 28, 2018		April 27, 2019		April 28, 2018
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	773	680	782	698	768	676	769	712
Stores opened	—	1	3	2	35	33	33	21
Stores closed	1	5	17	24	31	33	34	57
Number of stores at end of period	772	676	768	676	772	676	768	676

(b)	For Comparable Sales details, see below.

(c)	Service revenue includes Promoversity, brand partnerships, shipping and handling, digital content, software, services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(e)
The consolidated financial statements for the 13 and 52 weeks ended April 28, 2018 include the financial results of Student Brands, LLC from the date of acquisition, August 3, 2017. All material intercompany accounts and transactions have been eliminated in consolidation.

(f)	Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 and 52 week periods are as follows:

Dollars in millions	13 weeks ended		52 weeks ended
	April 27, 2019		April 27, 2019
Textbooks (Course Materials)	$0.9	0.9%	$(97.9)	(8.0)%
General Merchandise	2.4	1.7%	8.7	1.5%
Trade Books	(1.2)	(11.1)%	(3.8)	(8.2)%
Total Comparable Store Sales	$2.1	0.9%	$(93.0)	(5.1)%
Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		52 weeks ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Net (loss) income	$(46,218)	$17,057	$(24,374)	$(252,566)
Reconciling items, after-tax (below)	46,701	111	49,786	309,515
Adjusted Earnings (Non-GAAP)	$483	$17,168	$25,412	$56,949

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$57,748	$—	$57,748	$313,130
Inventory valuation amortization (non-cash) (b)	—	—	—	3,273
Content amortization (non-cash) (c)	736	—	1,096	—
Restructuring and other charges (d)	4,733	—	7,233	5,429
Transaction costs (e)	—	150	654	2,045
Reconciling items, pre-tax	63,217	150	66,731	323,877
Less: Pro forma income tax impact (f)	16,516	39	16,945	14,362
Reconciling items, after-tax	$46,701	$111	$49,786	$309,515

Adjusted EBITDA	13 weeks ended		52 weeks ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Net (loss) income	$(46,218)	$17,057	$(24,374)	$(252,566)
Add:
Depreciation and amortization expense	16,532	16,858	65,865	65,586
Interest expense, net	1,876	2,478	9,780	10,306
Income tax benefit	(15,740)	(14,330)	(13,060)	(20,443)
Impairment loss (non-cash) (a)	57,748	—	57,748	313,130
Inventory valuation amortization (non-cash) (b)	—	—	—	3,273
Content amortization (non-cash) (c)	736	—	1,096	—
Restructuring and other charges (d)	4,733	—	7,233	5,429
Transaction costs (e)	—	150	654	2,045
Adjusted EBITDA (Non-GAAP)	$19,667	$22,213	$104,942	$126,760

(a) During the 52 weeks ended April 27, 2019, we recorded an impairment loss (non-cash) of $57,748, related to $49,282 of goodwill and $8,466 of intangible and long-lived assets. During the 52 weeks ended April 28, 2018, we recorded an impairment loss (non-cash) of $313,130 related to goodwill. For additional information, see the Form 10-K for the year ended April 27, 2019.

(b) For the 52 weeks ended April 28, 2018, the gross margin includes $3,273 of incremental cost of sales related to amortization of the wholesale inventory fair value adjustment related to the MBS acquisition in February 2017, and amortized over six months.

(c) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(d) During the 52 weeks ended April 27, 2019 and April 28, 2018, we recorded restructuring and other charges of $7,233 and $5,429, respectively, comprised of severance and transition payments related to senior management changes and other employee termination and benefit costs. For additional information, see the Form 10-K for the year ended April 27, 2019.

(e) Transaction costs are costs incurred for business development and acquisitions.

(f) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	52 weeks ended
	April 27, 2019	April 28, 2018
Adjusted EBITDA (non-GAAP)	$104,942	$126,760
Less:
Capital expenditures (a)	46,420	42,809
Cash interest	8,589	8,035
Cash taxes	10,277	25,549
Free Cash Flow (non-GAAP)	$39,656	$50,367

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	52 weeks ended
	April 27, 2019	April 28, 2018
Physical store capital expenditures	$19,362	$28,622
Product and system development	11,042	7,532
Content development costs	11,509	2,352
Other	4,507	4,303
Total Capital Expenditures	$46,420	$42,809

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		52 weeks ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Sales
Retail	$319,871	$335,030	$1,889,008	$2,024,541
Wholesale	14,092	19,929	223,374	258,369
DSS (b)	5,491	5,704	21,339	15,762
Eliminations	(5,069)	(3,009)	(99,078)	(95,055)
Total	$334,385	$357,654	$2,034,643	$2,203,617

Gross profit
Retail (c)	$110,579	$114,667	$452,324	$482,226
Wholesale (d)	(218)	3,047	56,341	63,601
DSS (b) (c)	5,280	5,562	20,673	15,403
Eliminations	2,498	5,058	(516)	(724)
Total	$118,139	$128,334	$528,822	$560,506

Selling and administrative expenses
Retail	$81,505	$91,774	$363,230	$380,984
Wholesale	5,039	5,922	21,323	22,752
DSS (b)	4,763	3,083	14,504	7,844
Corporate Services	7,167	5,342	24,873	22,166
Eliminations	(2)	—	(50)	—
Total	$98,472	$106,121	$423,880	$433,746

Adjusted EBITDA (Non-GAAP) (e)
Retail	$29,074	$22,893	$89,094	$101,242
Wholesale (d)	(5,257)	(2,875)	35,018	40,849
DSS (b)	517	2,479	6,169	7,559
Corporate Services	(7,167)	(5,342)	(24,873)	(22,166)
Eliminations	2,500	5,058	(466)	(724)
Total	$19,667	$22,213	$104,942	$126,760

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) DSS Segment revenue includes Student Brands, LLC subscription-based writing services business financial results from the date of acquisition on August 3, 2017 (the second quarter of fiscal year 2018).

(c) For the 13 and 52 weeks ended April 27, 2019, the Retail Segment gross margin excludes $174 and $453, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 52 weeks ended April 27, 2019, the DSS Segment gross margin excludes $562 and $643, respectively, of amortization expense (non-cash) related to content development costs.

(d) For the 52 weeks ended April 28, 2018, the Wholesale Segment gross margin excludes $3,273 of incremental cost of sales related to amortization of the wholesale inventory fair value adjustment related to the MBS acquisition in February 2017, and amortized over six months.

(e) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		52 weeks ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Gross margin
Retail	34.6%	34.2%	23.9%	23.8%
Wholesale	(1.5)%	15.3%	25.2%	24.6%
DSS	96.2%	97.5%	96.9%	97.7%
Eliminations	N/A	N/A	N/A	N/A
Total gross margin	35.3%	35.9%	26.0%	25.4%

Selling and administrative expenses
Retail	25.5%	27.4%	19.2%	18.8%
Wholesale	35.8%	29.7%	9.5%	8.8%
DSS	86.7%	54.0%	68.0%	49.8%
Corporate and Other	N/A	N/A	N/A	N/A
Total selling and administrative expenses	29.4%	29.7%	20.8%	19.7%

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Historical Segment Information
(In thousands)
(Unaudited)

Segment Information (a)	Fiscal Year 2019
	Q1	Q2	Q3	Q4	Total
Sales
Retail	$287,085	$783,906	$498,146	$319,871	$1,889,008
Wholesale	89,944	40,830	78,508	14,092	223,374
DSS	5,677	4,934	5,237	5,491	21,339
Eliminations	(45,222)	(14,904)	(33,883)	(5,069)	(99,078)
Total	$337,484	$814,766	$548,008	$334,385	$2,034,643

Gross profit
Retail (b)	$56,565	$178,805	$106,375	$110,579	$452,324
Wholesale	19,545	14,275	22,739	(218)	56,341
DSS (b)	5,554	4,789	5,050	5,280	20,673
Eliminations	(15,010)	12,995	(999)	2,498	(516)
Total	$66,654	$210,864	$133,165	$118,139	$528,822

Selling and administrative expenses
Retail	$85,235	$100,595	$95,895	$81,505	$363,230
Wholesale	5,639	5,364	5,281	5,039	21,323
DSS	2,779	3,387	3,575	4,763	14,504
Corporate Services	5,493	6,016	6,197	7,167	24,873
Eliminations	(2)	(39)	(7)	(2)	(50)
Total	$99,144	$115,323	$110,941	$98,472	$423,880

Adjusted EBITDA (Non-GAAP) (c)
Retail	$(28,670)	$78,210	$10,480	$29,074	$89,094
Wholesale	13,906	8,911	17,458	(5,257)	35,018
DSS	2,775	1,402	1,475	517	6,169
Corporate Services	(5,493)	(6,016)	(6,197)	(7,167)	(24,873)
Eliminations	(15,008)	13,034	(992)	2,500	(466)
Total	$(32,490)	$95,541	$22,224	$19,667	$104,942

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) For Q1, Q2, Q3, Q4 and FY19, the Retail Segment gross margin excludes amortization expense (non-cash) related to content development costs of $44, $104, $131, $174, and $453, respectively. For Q1, Q2, Q3, Q4 and FY19, the DSS Segment gross margin excludes amortization expense (non-cash) related to content development costs of $0, $0, $81, $562, and $643, respectively.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Segment Information (a)	Fiscal Year 2018
	Q1	Q2	Q3	Q4	Total
Sales
Retail	$297,247	$844,594	$547,670	$335,030	$2,024,541
Wholesale	94,141	50,533	93,766	19,929	258,369
DSS (b)	—	4,486	5,572	5,704	15,762
Eliminations	(35,677)	(12,752)	(43,617)	(3,009)	(95,055)
Total	$355,711	$886,861	$603,391	$357,654	$2,203,617

Gross profit
Retail	$59,193	$186,649	$121,717	$114,667	$482,226
Wholesale (c)	19,868	15,074	25,612	3,047	63,601
DSS (b)	—	4,344	5,497	5,562	15,403
Eliminations	(11,613)	11,658	(5,827)	5,058	(724)
Total	$67,448	$217,725	$146,999	$128,334	$560,506

Selling and administrative expenses
Retail	$87,960	$102,909	$98,341	$91,774	$380,984
Wholesale	5,297	5,461	6,072	5,922	22,752
DSS (b)	223	2,176	2,362	3,083	7,844
Corporate and Other	6,417	4,744	5,663	5,342	22,166
Total	$99,897	$115,290	$112,438	$106,121	$433,746

Adjusted EBITDA (Non-GAAP) (d)
Retail	$(28,767)	$83,740	$23,376	$22,893	$101,242
Wholesale (c)	14,571	9,613	19,540	(2,875)	40,849
DSS (b)	(223)	2,168	3,135	2,479	7,559
Corporate and Other	(6,417)	(4,744)	(5,663)	(5,342)	(22,166)
Eliminations	(11,613)	11,658	(5,827)	5,058	(724)
Total	$(32,449)	$102,435	$34,561	$22,213	$126,760

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) The consolidated financial statements for Fiscal Year 2018 include the financial results of Student Brands, LLC in the DSS Segment from the date of acquisition, August 3, 2017.

(c) For Q1, Q2 and FY18, the Wholesale Segment gross margin excludes $2,248 and $1,025, for a total of $3,273, respectively, of incremental cost of sales related to amortization of the wholesale inventory fair value adjustment recorded related to the MBS acquisition in February 2017, and amortized over six months.

(d) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 27, 2019 filed with the SEC on June 25, 2019, which includes consolidated financial statements for each of the three years for the period ended April 27, 2019 (Fiscal 2019, Fiscal 2018, and Fiscal 2017) and the Company's Quarterly Report on Form 10-Q for the period ended July 28, 2018 filed with the SEC on August 22, 2018, the Company's Quarterly Report on Form 10-Q for the period ended October 27, 2018 filed with the SEC on December 4, 2018, and the Company's Quarterly Report on Form 10-Q for the period ended January 25, 2019 filed with the SEC on March 5, 2019.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Retail segment, Barnes & Noble Education operates 1,448 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers direct-to-student products and services that help students study more effectively and improve academic performance, enabling them to gain the valuable skills necessary to succeed after college. Through its Wholesale segment, the Company operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, Promoversity, LLC, and PaperRater, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Thomas D. Donohue
Executive Vice President
Chief Financial Officer
908-991-2966
tdonohue@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’

direct to student textbook consignment rental programs, as well as risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 27, 2019. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.